Exhibit 10.27(b)
EXECUTION COPY

CREDIT AND GUARANTEE AGREEMENT
dated as of
March 26, 2007
among
MYLAN LABORATORIES INC.
EURO MYLAN B.V.
The Lenders Party Hereto
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
CITIBANK, N.A.,
PNC BANK, NATIONAL ASSOCIATION and
LASALLE BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Syndication Agent
and
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Administrative Agent

J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner and Sole Lead Arranger

(continued)

ii

(continued)

iii

(continued)
SCHEDULES:
Schedule 1.01A – Applicable Rate
Schedule 1.01B – Notice Requirements for Borrowings
Schedule 1.01C – Material Acquisition
Schedule 2.01 – Commitments
Schedule 2.02 – Mandatory Cost
Schedule 2.03 – Description of Specified Litigation
Schedule 3.01 – Subsidiaries
Schedule 3.06 – Disclosed Matters
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.05 – Affiliate Transactions
EXHIBITS:
Exhibit A – Form of Assignment and Assumption
Exhibit B-1 – Form of Opinion of Loan Parties’ Special U.S. Counsel
Exhibit B-2 – Form of Opinion of Loan Parties’ Corporate Counsel
Exhibit B-3 – Form of Opinion of Loan Parties’ Special Dutch Counsel
Exhibit C – Form of Increasing Lender Supplement
Exhibit D – Form of Augmenting Lender Supplement
Exhibit E – List of Closing Documents
Exhibit F – Form of Subsidiary Guaranty
Exhibit G-1 – Form of Revolving Borrowing Request
Exhibit G-2 – Form of Swingline Loan Borrowing Request
Exhibit G-3 – Form of Interest Election Request
Exhibit G-4 – Form of Letter of Credit Issuance Request
Exhibit H – Form of Compliance Certificate

          CREDIT AND GUARANTEE AGREEMENT (this “Agreement”) dated as of March 26, 2007 among MYLAN LABORATORIES INC., EURO MYLAN B.V., the LENDERS party hereto, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, Citibank, N.A., PNC Bank, National Association and LASALLE BANK NATIONAL ASSOCIATION, as Co-Documentation Agents, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Syndication Agent and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent.
          The parties hereto agree as follows:
ARTICLE I
Definitions
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Acquisition” means any acquisition (by merger or consolidation) by the Company or any Subsidiary of (i) all or substantially all the assets of or (ii) all the Equity Interests in, a Person or division or line of business of a Person.
          “Adjusted EURIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in euro for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (i) (a) the EURIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate plus, without duplication, (ii) in the case of Loans by a Lender from its office or branch in the United Kingdom, the Mandatory Cost.
          “Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in an Agreed Currency (other than euro) for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (i) (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate plus, without duplication, (ii) in the case of Loans by a Lender from its office or branch in the United Kingdom, the Mandatory Cost.
          “Administrative Agent” means JPMorgan Chase Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          “Agreed Currencies” means (a) Dollars, (b) euro and (c) such other currencies as are acceptable to each Lender and the Administrative Agent.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitment of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Credit Exposures at that time) and (b) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding amount of the Term Loans of all Term Lenders.
          “Applicable Rate” shall be as set forth in Schedule 1.01A hereto.
          “Approved Fund” has the meaning assigned to such term in Section 9.04.
          “Approximate Equivalent Amount” of any currency with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars on or as of such date, rounded up to the nearest amount of such currency as determined by the Administrative Agent from time to time.
          “Asset Sale” means any Disposition of Property or series of Dispositions of Property which yields net cash proceeds to the Company or any of its Subsidiaries in excess of $25,000,000 in the aggregate in any fiscal year of the Company.
          “Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
          “Attributable Debt” means, in respect of a Sale and Leaseback Transaction means, at any date of determination, (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Indebtedness represented thereby according to the definition of “Capital Lease Obligations,” and (b) in all other instances, the present value (discounted at the interest rate implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).
          “Attributable Receivables Indebtedness” at any time shall mean the principal amount of Indebtedness which (i) if a Permitted Receivables Facility is structured as a secured lending agreement, would constitute the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.
          “Augmenting Lender” has the meaning assigned to such term in Section 2.20.
          “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Commitments.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” means the Company and/or the Dutch Borrower, as the context may require.
          “Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Term Loan made on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan.
          “Borrowing Request” means a request by any Borrower for a Revolving Borrowing in accordance with Section 2.03.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Agreed Currencies in the London interbank market or the principal financial center of the country in which payment or purchase of such Agreed Currency can be made (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in euro).
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Captive Insurance Subsidiary” means American Triumvirate Insurance Company, a Vermont corporation or any successor thereto, so long as such Subsidiary is maintained as a special purpose self insurance subsidiary.
          “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities

Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) a Specified Change in Control.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Co-Documentation Agent” means each of The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, Citibank, N.A., PNC Bank, National Association and LaSalle Bank National Association, in its capacity as co-documentation agent for the credit facility evidenced by this Agreement.
          “Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $750,000,000.
          “Company” means Mylan Laboratories Inc., a Pennsylvania corporation.
          “Company Guaranty” means the Guarantee of the Company provided in Article X.
          “Computation Date” is defined in Section 2.04.
          “Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense and charges, deferred financing fees and milestone payments in connection with any investment or series of related investments, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization (including amortization of intangibles, including, but not limited to goodwill), (v) non-cash charges recorded pursuant to Financial Accounting Standards Board Statements 141, 142 or 144 in respect of purchase accounting or impairment of goodwill or assets, (vi) any other non-cash items except to the extent representing an accrual for future cash outlays, (vii) any unusual, infrequent or extraordinary loss, (viii) up to $21,000,000 of cash restructuring charges related to the closing of Mylan Bertek Pharmaceuticals Inc., (ix) non-recurring cash charges in connection with the litigation described on Schedule 2.03 and (x) without duplication, income of any non-wholly owned Subsidiaries minus, to the extent included in Consolidated Net Income, the sum of (xi) any unusual, infrequent or extraordinary income or gains and (xii) any other non-cash income, all calculated for the Company and its relevant Subsidiaries in accordance with GAAP on a consolidated basis. Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any investment or series of related investments for aggregate consideration in excess of $10,000,000 and any Asset Sale consummated at any time on or after the first day of the period for which Consolidated EBITDA is being calculated as if each such investment had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.
          “Consolidated Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA of the Company and its Subsidiaries (other than the Captive Insurance Subsidiary) for such period to (b) Consolidated Interest Expense of the Company and its Subsidiaries (other than the Captive Insurance Subsidiary) for such period.
          “Consolidated Interest Expense” means, with reference to any period, the interest expense whether or not paid in cash (including, without limitation, interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of any Person and its Subsidiaries calculated on a consolidated basis for such period with respect to (a) all outstanding Indebtedness of the Company and its Subsidiaries allocable to such period in accordance with GAAP, (b) Swap Agreements (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) and (c) the interest component of all Attributable Receivables Indebtedness of such Person and its Subsidiaries, calculated on a consolidated basis for such Person and its Subsidiaries for such period in accordance with GAAP; provided that (i) deferred financing fees in connection with any acquisitions of any Person hereunder shall be excluded from Consolidated Interest Expense and (ii) Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant period in connection with any investment or series of related investments for aggregate consideration in excess of $10,000,000, any Restricted Payment or any Asset Sale as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.
          “Consolidated Leverage Ratio” means, for any period, the ratio of (a) Consolidated Total Indebtedness of the Company and its Subsidiaries (other than the Captive Insurance Subsidiary) for such period to (b) Consolidated EBITDA of the Company and its Subsidiaries (other than the Captive Insurance Subsidiary) for such period.
          “Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided, that in calculating Consolidated Net Income of the Company and its Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its

Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted (other than under any Loan Document) and (d) the income (or deficit) of the Captive Insurance Subsidiary.
          “Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.
          “Consolidated Total Indebtedness” means at any time the sum, without duplication, of the aggregate Indebtedness of the Company and its Subsidiaries (other than the Captive Insurance Subsidiary) calculated on a consolidated basis as of such time in accordance with GAAP.
          “Control” means, with respect to any Person, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Country Risk Event” means:
          (i) any law, action or failure to act by any Governmental Authority in any Borrower’s or Letter of Credit beneficiary’s country which has the effect of:
     (a) changing the obligations under the relevant Letter of Credit, the Credit Agreement or any of the other Loan Documents as originally agreed or otherwise creating any additional material liability, cost or expense to the Issuing Bank, any of the Lenders or the Administrative Agent,
     (b) changing the ownership or control by such Borrower or Letter of Credit beneficiary of its business, or
     (c) preventing or restricting the conversion into or transfer of the applicable Agreed Currency;
          (ii) force majeure; or
          (iii) any similar event
which, in relation to (i), (ii) and (iii), directly or indirectly, prevents or restricts the payment or transfer of any amounts owing under the relevant Letter of Credit in the applicable Agreed Currency into an account designated by the Administrative Agent or the Issuing Bank and freely available to the Administrative Agent or the Issuing Bank.
          “Credit Event” means a Borrowing, an LC Disbursement or both.

          “Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.
          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
          “Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.
          “Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in such currency of Dollars if such currency is a Foreign Currency, determined by the Administrative Agent in accordance with the definition of Exchange Rate, on or as of the most recent Computation Date provided for in Section 2.04.
          “Dollars” or “$” refers to lawful money of the United States of America.
          “Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.
          “Dutch Borrower” means Euro Mylan B.V., a private limited liability company incorporated under the laws of The Netherlands having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands.
          “Dutch Financial Supervision Act” means the Dutch Financial Supervision Act 2007 (Wet op het Financieel Toezicht 2007), as amended from time to time.
          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to protection of health and safety matters.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
          “Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, determined by the Administrative Agent in accordance with the definition of Exchange Rate, on the date on or as of which such amount is to be determined.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “EU” means the European Union.
          “EURIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in euro for any Interest Period, the rate appearing on Page 248 of the Telerate screen (it being understood that this rate is the euro interbank offered rate sponsored by the Banking Federation of the European Union and the Financial Markets Association) (or on any successor or substitute page of such service, or any successor to or substitute for such service providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in euro in the London interbank market) at approximately 11:00 a.m., Local Time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in euro with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “EURIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in euro in an Equivalent Amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., Local Time, two (2) Business Days prior to the commencement of such Interest Period.
          “euro” and/or “EUR” means the single currency of the participating member states of the EU.
          “Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate or the Adjusted EURIBO Rate, as applicable.
          “Eurocurrency Payment Office” of the Administrative Agent shall mean, for each of the Agreed Currencies which is a Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.
          “Event of Default” has the meaning assigned to such term in Article VII.
          “Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., London time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such agreement, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., London time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Company is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 2.17(a).
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
          “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.
          “Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Company required to be delivered pursuant to Section 5.01(a) or 5.01(b).
          “Foreign Currencies” means each Agreed Currency other than Dollars.
          “Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.
          “Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “GAAP” means generally accepted accounting principles in the United States of America.

          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Increasing Lender” has the meaning assigned to such term in Section 2.20.
          “Incremental Term Loan” has the meaning assigned to such term in Section 2.20.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and milestone payments incurred in connection with any investment or series of related investments), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such

Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all obligations of such Person under any Swap Agreement or under any similar type of agreement, (k) all Attributable Receivables Indebtedness, (l) all Attributable Debt of such Person under Sale and Leaseback Transactions and (m) all obligations of such Person under any synthetic lease transaction that may hereinafter be entered into by the Company or any of its Subsidiaries. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is expressly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity and pursuant to contractual arrangements, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Information Memorandum” means the Confidential Information Memorandum dated March 2007 relating to the Company and the Transactions.
          “Interest Election Request” means a request by the applicable Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.
          “Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
          “Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months, or any other period as may be agreed to and is available to all Lenders, thereafter, as the applicable Borrower (or the Company on behalf of the applicable Borrower) may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

          “Issuing Bank” means JPMorgan Chase Bank, National Association, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
          “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
          “LC Exposure Sublimit” means $25,000,000.
          “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
          “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
          “Leverage Ratio” has the meaning assigned to such term in Section 6.12(b).
          “LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in an Agreed Currency (other than euro) for any Interest Period, the rate appearing on, in the case of Dollars, Page 3750 of the Dow Jones Market Service and, in the case of any Foreign Currency (other than euro), the appropriate page of such service which displays British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency (or, in each case, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant Agreed Currency in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in the relevant Agreed Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the relevant Agreed Currency in an Equivalent Amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b)

the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
          “Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.
          “Loan Documents” means this Agreement, the Subsidiary Guaranty, any promissory notes executed and delivered pursuant to Section 2.10(e) and any amendments, waivers, supplements or other modifications to any of the foregoing.
          “Loan Parties” means, collectively, the Borrowers and the Subsidiary Guarantors.
          “Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars to, or for the account of, the Company and (ii) local time at the place of the relevant Loan, Borrowing or LC Disbursement (or such earlier local time as is necessary for the relevant funds to be received and transferred to the Administrative Agent for same day value on the date the relevant reimbursement obligation is due) in the case of a Loan, Borrowing or LC Disbursement which is denominated in a Foreign Currency or which is made to, or for the account of, the Dutch Borrower.
          “Mandatory Cost” is described in Schedule 2.02.
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Company and the Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.
          “Material Acquisition” means any acquisition or investment for which the aggregate cash consideration paid or otherwise delivered in connection therewith (including the principal amount of any Indebtedness issued as deferred purchase price) plus the aggregate amount of transaction costs and expenses incurred in connection therewith plus the aggregate principal amount of all Indebtedness or other liabilities otherwise repaid, retired or otherwise satisfied, or incurred or assumed in connection with, or resulting from, such acquisition or investment (including Indebtedness of any acquired Persons outstanding at the time of the applicable acquisition or investment) exceeds $300,000,000, all of the foregoing being subject to Schedule 1.01C.
          “Material Domestic Subsidiary” means each Domestic Subsidiary (i) which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01, contributed greater than five percent 5% of the Company’s Consolidated EBITDA for such period or (ii) which contributed greater than five percent 5% of the Company’s Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of the Company’s Consolidated EBITDA or Consolidated Total Assets of all Domestic Subsidiaries that are not Material Domestic Subsidiaries exceeds ten percent (10%) of the Company’s Consolidated EBITDA for any such period or ten percent (10%) of the Company’s Consolidated Total Assets as of the end of any such fiscal quarter, the Company (or, in the event the Company has failed to do so within ten (10) days, the Administrative Agent) shall, to the extent there is sufficient Consolidated EBITDA or Consolidated Total Assets available at Domestic Subsidiaries to do so, designate sufficient Domestic Subsidiaries as “Material Domestic Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Domestic Subsidiaries.
          “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding the greater of (x) $40,000,000 and (y) 10% of Consolidated EBITDA for the four (4) most recently ended fiscal quarters of the Company. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
          “Material Subsidiary” means any Subsidiary (or group of Subsidiaries as to which a specified condition applies) that would be a “significant subsidiary” under Rule 1-02(w) of Regulation S-X.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “New Money Credit Event” means with respect to the Issuing Bank, any increase (directly or indirectly) in the Issuing Bank’s exposure (whether by way of additional credit or banking facilities or otherwise, including as part of a restructuring) to any Borrower or any Governmental Authority in any Borrower’s or any applicable Letter of Credit beneficiary’s country occurring by reason of (i) any law, action or requirement of any Governmental Authority in such Borrower’s or such Letter of Credit beneficiary’s country, or (ii) any request in respect of external indebtedness of borrowers in such Borrower’s or such Letter of Credit beneficiary’s country applicable to banks generally which conduct business with such borrowers, or (iii) any agreement in relation to clause (i) or (ii), in each case to the extent calculated by reference to the aggregate Revolving Credit Exposures outstanding prior to such increase.
          “Obligations” means all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Company and its Subsidiaries to any of the Lenders and the Administrative Agent, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or any Swap Agreement or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof, in each case whether now existing or hereafter arising, whether all such obligations arise or accrue before or after the commencement of any bankruptcy, insolvency or receivership proceedings, including, without limitation, interest and fees accruing pre-petition or post-petition and costs, expenses, and attorneys’ and paralegals’

fees, whenever incurred (and whether or not such claims, interest, costs, expenses or fees are allowed or allowable in any such proceeding); provided, that (i) obligations of the Company or any Subsidiary under any Swap Agreement shall be guaranteed pursuant to the Subsidiary Guaranty only to the extent that, and for so long as, the other Obligations are so guaranteed and (ii) any release of Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Swap Agreements.
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
          “Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.
          “Participant” has the meaning set forth in Section 9.04.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Acquisition” means any Acquisition so long as, at the time of and immediately after giving effect thereto, (a) no Event of Default has occurred and is continuing or would arise after giving effect thereto, (b) such Person or division or line of business is engaged in the same or a similar line of business as the Company or any Subsidiary or business reasonably related, ancillary or complementary thereto and reasonable extensions thereof, (c) the Company and the Subsidiaries are in compliance on a Pro Forma Basis after giving effect to such Acquisition with the covenants contained in Section 6.07 (giving effect, if necessary, to the increase in the permitted maximum Consolidated Leverage Ratio in connection with a Material Acquisition set forth in Section 6.07(b) on the date of such Acquisition) and (d) the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Company to such effect, together with all relevant financial information reasonably requested by the Administrative Agent.
          “Permitted Encumbrances” means:
          (a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 5.04;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;
          (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
          (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
          (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company or any Subsidiary;
          (g) any interest or title of a lessor, sub-lessor, licensor or sub-licensor under any lease, sub-lease, license or sub-license entered into by the Company or any other Subsidiary in the ordinary course of its business and covering only the assets so leased; and
          (h) rights of setoff and similar arrangements and Liens in favor of depository and securities intermediaries to secure customary fees and similar amounts related to bank accounts or securities accounts;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
          “Permitted Receivables Facility” shall mean the receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale or pledge by the Company and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Company and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the Company and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents.
          “Permitted Receivables Facility Assets” shall mean (i) Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to the Receivables

Entity and all proceeds thereof and (ii) loans to the Company and its Subsidiaries secured by Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are made pursuant to the Permitted Receivables Facility.
          “Permitted Receivables Facility Documents” shall mean each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements shall be in form and substance reasonably customary for transactions of this type, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (i) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Company or any of its Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement, and (ii) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any material respect to the interests of the Lenders.
          “Permitted Receivables Related Assets” means any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables and any collections or proceeds of any of the foregoing.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, National Association as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Pro Forma Basis” means on a basis in accordance with GAAP and Regulation S-X and otherwise reasonably satisfactory to the Administrative Agent.
          “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.
          “Receivables” shall mean all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).

          “Receivables Entity” shall mean a wholly-owned Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Company or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company, and (c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Company certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.
          “Receivables Sellers” shall mean the Company and those Subsidiaries (other than Receivables Entities) that are from time to time party to the Permitted Receivables Facility Documents.
          “Register” has the meaning set forth in Section 9.04.
          “Regulation S-X” means Regulation S-X under the Securities Act of 1933, as amended.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person.
          “Required Domestic Subsidiary” means each Domestic Subsidiary which has guaranteed the payment or performance of (i) any Material Indebtedness or (ii) any Indebtedness under the Senior Notes.
          “Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time.
          “Required Revolving Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Commitments at such time.

          “Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.
          “Restricted Subsidiary” means any Person acquired by the Company on or after the Effective Date which is subject to restrictions and conditions with respect to its ability to guarantee Indebtedness of the Company, so long as such restrictions and conditions only relate to such Person so acquired and are not created in contemplation of such acquisition.
          “Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $300,000,000.
          “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
          “Revolving Credit Maturity Date” means July 24, 2011.
          “Revolving Lender” means, each Lender that has a Revolving Commitment or that holds Revolving Loans.
          “Revolving Loan” means a Loan made pursuant to Section 2.01(a).
          “Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.
          “SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
          “Senior Note Indenture” means any Indenture entered into by the Company and certain of its Subsidiaries in connection with the issuance of any Senior Notes, together with all instruments and other agreements entered into by the Company or such Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time.
          “Senior Notes” means (i) the 5 3/4% senior unsecured notes due 2010 (the “2010 Notes”) and the 6 3/8% senior unsecured notes due 2015 of the Company issued on July 21,

2005 pursuant to a Senior Note Indenture or any supplement thereto, and any notes issued in exchange therefor pursuant to the exchange offer contemplated by the offering memorandum, (ii) the 1.25% senior convertible notes of the Company due 2012 issued on March 7, 2007 pursuant to a Senior Note Indenture or any supplement thereto and (iii) any other unsecured debt securities which do not have a final maturity that is earlier than the final maturity of the 2010 Notes or a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the 2010 Notes.
          “Specified Change in Control” means a “Change of Control”, or like event, if any, as defined in the Senior Note Indenture.
          “Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.
          “Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” means any subsidiary of the Company.
          “Subsidiary Guarantor” means each Material Domestic Subsidiary and each Required Domestic Subsidiary (other than the Captive Insurance Subsidiary, any Receivables

Entity and any Restricted Subsidiary). The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.01 hereto.
          “Subsidiary Guaranty” means that certain Guaranty dated as of the Effective Date in the form of Exhibit F (including any and all supplements thereto) and executed by each Subsidiary Guarantor on the Effective Date, as amended, restated, supplemented or otherwise modified from time to time.
          “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.
          “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
          “Swingline Lender” means JPMorgan Chase Bank, National Association, in its capacity as lender of Swingline Loans hereunder.
          “Swingline Loan” means a Loan made pursuant to Section 2.05.
          “Swingline Loan Sublimit” means $10,000,000.
          “Syndication Agent” means Merrill Lynch, Pierce, Fenner & Smith Incorporated in its capacity as syndication agent for the credit facility evidenced by this Agreement.
          “TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Term Lender” means, as of any date of determination each Lender having a Term Loan Commitment or that holds Term Loans.
          “Term Loan Commitment” means (a) as to any Term Lender, the aggregate commitment of such Term Lender to make Term Loans as set forth on Schedule 2.01 or in the most recent Assignment Agreement executed by such Term Lender and (b) as to all Term Lenders, the aggregate commitment of all Term Lenders to make Term Loans, which aggregate commitment shall be $450,000,000 on the date of this Agreement. After advancing the Term

Loan, each reference to a Term Lender’s Term Loan Commitment shall refer to that Term Lender’s Applicable Percentage of the Term Loans.
          “Term Loan Maturity Date” means December 26, 2011.
          “Term Loans” means the Loan made pursuant to Section 2.01(b) and any incremental term loans extended by one or more of the Term Lenders to the Company pursuant to Section 2.20 hereof.
          “Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
          “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the original aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).
          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, refinanced, restated, replaced or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          SECTION 1.05. Payments on Business Days. When the payment of any Obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Eurocurrency Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
ARTICLE II
The Credits
          SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, (a) each Revolving Lender agrees to make Revolving Loans to the Borrowers in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) subject to Section 2.04, the Dollar Amount of the total Revolving Credit Exposures exceeding the sum of the total Revolving Commitments and (b) each Term Lender with a Term Loan Commitment agrees to make a Term Loan to the Company in Dollars on the Effective Date, in an amount equal to such Lender’s Term Loan Commitment by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Amounts repaid in respect of Term Loans may not be reborrowed.

          SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.
          (b) Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the relevant Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Eurocurrency Borrowings in accordance with Section 2.08. Each ABR Loan shall only be made in Dollars. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.
          (c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or the Approximate Equivalent Amount of such amount if such Borrowing is denominated in a Foreign Currency) and not less than $5,000,000 (or the Approximate Equivalent Amount of such amount if such Borrowing is denominated in a Foreign Currency). At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurocurrency Borrowings outstanding.
          (d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested (i) with respect to a Revolving Borrowing would end after the Revolving Credit Maturity Date or (ii) with respect to a Term Loan Borrowing would end after the Term Loan Maturity Date.
          SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request in accordance with the procedures for Revolving Borrowings set forth on Schedule 1.01B. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy or transmission by electronic communication in accordance with Section 9.01(b) to the Administrative Agent of a written Borrowing Request in a form attached hereto as Exhibit G-1 and signed by the applicable

Borrower, or the Company on behalf of the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (i) the aggregate amount of the requested Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
     (iv) in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (v) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the Type of Revolving Borrowing is specified, then, in the case of a Borrowing denominated in Dollars to any Borrower, the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          SECTION 2.04. Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of (a) each Eurocurrency Revolving Borrowing as of the date three (3) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Revolving Borrowing, (b) the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit and (c) each of (i) the total Revolving Credit Exposures and (ii) the sum of the total outstanding Revolving Loans denominated in Foreign Currencies and the Foreign Currency LC Exposure, on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Revolving Lenders. Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.
          SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Loan Sublimit or (ii) the Dollar Amount of the total Revolving Credit Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline

Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.
          (b) To request a Swingline Loan, the Company shall notify the Administrative Agent of such request in accordance with the procedures for Swingline Loans set forth on Schedule 1.01B. The Administrative Agent will promptly advise the Swingline Lender of any notice of a request for a Swingline Loan Borrowing received from the Company. The Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the general deposit account of the Company with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
          (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

          SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit denominated in Agreed Currencies for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control; provided, however, if the Issuing Bank is requested to issue Letters of Credit with respect to a jurisdiction the Issuing Bank deems, in its reasonable judgment, may at any time subject it to a New Money Credit Event or a Country Risk Event, the Company shall, at the request of the Issuing Bank, guaranty and indemnify the Issuing Bank against any and all costs, liabilities and losses resulting from such New Money Credit Event or Country Risk Event, other than any costs, liabilities or losses resulting from the bad faith, gross negligence or willful misconduct of the Issuing Bank, in each case in a form and substance reasonably satisfactory to the Issuing Bank.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice in the form attached hereto as Exhibit G-4 requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent of, and the Administrative Agent shall in turn promptly furnish to the Lenders notice of, any such issuance. If requested by the Issuing Bank, the Company also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Dollar Amount of the LC Exposure shall not exceed the LC Exposure Sublimit and (ii) subject to Section 2.04, the Dollar Amount of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Credit Maturity Date.

          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate Dollar Amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the Dollar Amount equal to such LC Disbursement, calculated as of the date the Issuing Bank made such LC Disbursement (or if the Issuing Bank shall so elect in its sole discretion by notice to the Company, in such other Agreed Currency which was paid by the Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 2:00 p.m., Local Time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 1:00 p.m., Local Time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 2:00 p.m., Local Time, on (i) the Business Day that the Company receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount of such LC Disbursement and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Company fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement. If the Company’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, the Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Company shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable exchange rates, on the date such LC Disbursement is made, of such LC Disbursement.
          (f) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy or transmission by electronic communication in accordance with Section 9.01(b)) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans); provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Replacement of Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the Dollar Amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Company is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i) of Article VII. For the purposes of this paragraph, the Dollar Amount of the Foreign Currency LC Exposure shall be calculated on the date notice demanding cash collateralization is delivered to the Company. The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(c). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after all Events of Default have been cured or waived.
          (k) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Article VII, all amounts (i) that the Company is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Foreign Currency Letter of Credit (other than amounts in respect of which the Company has deposited cash collateral pursuant to paragraph (j) above, if such cash collateral was deposited in the applicable Foreign Currency to the extent so deposited or applied), (ii) that the Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the Issuing Bank pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Foreign

Currency Letter of Credit and (iii) of each Revolving Lender’s participation in any Foreign Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into its Dollar Amount on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made). On and after such conversion, all amounts accruing and owed to the Administrative Agent, the Issuing Bank or any Revolving Lender in respect of the obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.
          SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Term Loans shall be made as provided in Section 2.01(b) and (ii) in the case of each Loan denominated in a Foreign Currency, by 2:00 p.m., Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and at such Eurocurrency Payment Office for such currency; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to (x) an account designated by the relevant Borrower in the applicable Borrowing Request, in the case of Loans denominated in Dollars and (y) an account of such Borrower in the relevant jurisdiction and designated by the applicable Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
          SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a

Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
          (b) To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy or transmission by electronic communication in accordance with Section 9.01(b) to the Administrative Agent of a written Interest Election Request in a form attached hereto as Exhibit G-3 or such other form approved by the Administrative Agent and signed by the relevant Borrower, or the Company on its behalf. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
     (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless (x) such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11 or (y) such Borrower shall have given the Administrative Agent an Interest Election Request requesting that, at the end of such Interest Period, such Eurocurrency Borrowing continue as a Eurocurrency Borrowing for the same or another Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing borrowed by the Company may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Revolving Borrowing borrowed by the Company shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
          SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) all other Commitments shall terminate on the Revolving Credit Maturity Date.
          (b) The Company may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Dollar Amount of the total Revolving Credit Exposures would exceed the total Revolving Commitments.
          (c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the

Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
          SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Revolving Credit Maturity Date in the currency of such Loan and (ii) in the case of the Company, to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Company shall repay all Swingline Loans then outstanding. To the extent not previously repaid, all unpaid Term Loans shall be paid in full in Dollars by the Company on the Term Loan Maturity Date.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.
          (e) Any Lender may request that Loans made by it be evidenced by promissory notes. In such event, the Borrowers shall prepare, execute and deliver to such Lender promissory notes payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if any such promissory note is a registered note, to such payee and its registered assigns).
          SECTION 2.11. Prepayment of Loans.

          (a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
          (b) The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy or transmission by electronic communication in accordance with Section 9.01(b)) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the notice of prepayment. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.
          (c) If at any time, (i) other than as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the total Revolving Commitments or (ii) solely as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event, exceeds 105% of the Revolving Commitment, the Borrowers shall immediately repay Borrowings or cash collateralize LC Disbursements in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to eliminate any such excess.
          SECTION 2.12. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Revolving Lender a facility fee, which shall accrue at the Applicable Rate on the daily Dollar Amount of the Revolving Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Revolving Commitment terminates, then such facility fee shall continue to accrue on the daily Dollar Amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) The Company agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.
          (d) All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
          SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate.

          (b) (i) The Loans comprising each Eurocurrency Borrowing denominated in an Agreed Currency other than euro shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate. (ii) The Loans comprising each Eurocurrency Borrowing denominated in euro shall bear interest at the Adjusted EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate, Adjusted EURIBO Rate or EURIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, LIBO Rate, Adjusted EURIBO Rate or EURIBO Rate, as applicable, for such Interest Period; or
          (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, LIBO Rate, Adjusted EURIBO Rate or EURIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such

Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or telecopy or transmission by electronic communication in accordance with Section 9.01(b) as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.
          SECTION 2.15. Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or the Adjusted EURIBO Rate) or the Issuing Bank; or
     (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein (excluding imposition of Taxes, which shall be governed by Section 2.17);
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or the Issuing Bank determines in good faith that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay, or cause the other Borrowers to pay, such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profit) attributable to such event. Such loss, cost or expense to any Lender may be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or Adjusted EURIBO Rate (as applicable) that would have been applicable to such Loan (and excluding any Applicable Rate), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of each Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The relevant Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate.
          (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.
          SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments by the Company denominated in Dollars, 2:00 p.m., New York City time and (ii) in the case of payments by the Dutch Borrower or payments denominated in a Foreign Currency, 2:00 p.m., Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 270 Park Avenue, New York, New York 10017 or, in the case of a Credit Event denominated in a Foreign Currency, the Administrative Agent’s Eurocurrency Payment Office for such currency, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, or any Lender is unable to fund its portion of any Loan as a result of any applicable law or regulation prohibiting, or any order, judgment or decree of any Governmental Authority enjoining, prohibiting or restraining, any Lender from making any Loan requested by such Borrower or the Issuing Bank or any Lender from issuing, renewing, extending or increasing the face amount of or participating in the Letter of Credit requested to be issued, renewed, extended or increased by such Borrower, or if any Lender fails to grant a consent in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 9.02 but the consent of the Required Lenders is obtained, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the

Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
          SECTION 2.20. Expansion Option. The Company may from time to time elect to increase the Revolving Commitments or enter into one or more tranches of term loans (each, an “Incremental Term Loan”), in each case in minimum increments of $25,000,000 so long as, after giving effect thereto, the aggregate amount of the Commitments, Term Loans outstanding and all such Incremental Term Loans does not exceed $850,000,000. The Company may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, or to participate in such Incremental Term Loan, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Revolving Commitment, or to participate in such Incremental Term Loan, or extend Revolving Commitments, as the case may be; provided that (i) each Augmenting Lender, shall be subject to the approval of the Company and the Administrative Agent and (ii) (x) in the case of an Increasing Lender, the Company and such Increasing Lender execute an agreement substantially in the form of Exhibit C hereto, and (y) in the case of an Augmenting Lender, the Company and such Augmenting Lender execute an agreement substantially in the form of Exhibit D hereto. Increases and new Revolving Commitments and Incremental Term Loans created pursuant to this Section 2.20 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender) or tranche of Incremental Term Loan shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loan, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company, (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such increase and (iii) the Company and its Subsidiaries shall be in compliance, calculated on a Pro Forma Basis (giving effect, if necessary, to the increase in the permitted maximum Consolidated Leverage Ratio in connection with a Material Acquisition set forth in Section 6.07(b) on the date of such Acquisition), with the covenants contained in Section 6.07. On the effective date of any increase in the Revolving Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Loans of all the Lenders to equal its Applicable Percentage of such outstanding Loans, and (ii) except in the case of any Incremental Term Loans, the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the

Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the applicable Borrower, or the Company on behalf of the applicable Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. The Incremental Term Loans (a) shall rank pari passu in right of payment with the Revolving Loans and the initial Term Loans, (b) shall not mature earlier than the Term Loan Maturity Date (but may have amortization prior to such date) and (c) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans and the initial Term Loans, provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Term Loan Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Term Loan Maturity Date and (ii) the Incremental Term Loans may be priced differently than the Revolving Loans and the initial Term Loans.
          SECTION 2.21. Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Borrowing to be effected in any Foreign Currency, if (i) there shall occur on or prior to the date of such Borrowing any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent, the Issuing Bank (if such Credit Event is a Letter of Credit) or the Required Lenders make it impracticable for the applicable Eurocurrency Borrowings or Letters of Credit comprising such Credit Event to be denominated in the Agreed Currency specified by the applicable Borrower or (ii) an Equivalent Amount of such currency is not readily calculable, then the Administrative Agent shall forthwith give notice thereof to such Borrower, the Lenders and, if such Credit Event is a Letter of Credit, the Issuing Bank, and such Credit Events shall not be denominated in such Agreed Currency but shall, except as otherwise set forth in Section 2.07, be made on the date of such Credit Event in Dollars, (a) if such Credit Event is a Borrowing, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Request or Interest Election Request, as the case may be, unless such Borrower notifies the Administrative Agent at least one (1) Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would, in the reasonable opinion of the Administrative Agent and the Required Lenders, be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Request or Interest Election Request, as the case may be or (b) if such Credit Event is a Letter of Credit, in a face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, unless such Borrower notifies the Administrative Agent at least one (1) Business Day before such date that (i) it elects not to request the issuance of such Letter of Credit on such date or (ii) it elects to have such Letter of Credit issued on such date in a different Agreed Currency, as the case may be, in which the denomination of such Letter of Credit would in the reasonable opinion of the Issuing Bank, the Administrative Agent and the Required Lenders be practicable and in face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, as the case may be.

          SECTION 2.22. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.
ARTICLE III
Representations and Warranties
          Each Borrower represents and warrants to the Lenders as of the Effective Date and (except as to representations and warranties made as of a date certain) as of the date such representations and warranties are deemed to be made under Section 4.02 of this Agreement, that:
          SECTION 3.01. Organization; Powers; Subsidiaries. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required. Schedule 3.01 hereto (as supplemented from time to time) identifies each Subsidiary, if such Subsidiary is a Material Domestic Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests, to the extent owned by the Company or any Subsidiary, of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01 as owned by the Company or another Subsidiary are owned, beneficially and of record, by the Company or any Subsidiary free and clear of all Liens, other than Liens permitted under Section 6.02. As of the Effective Date, there are no outstanding commitments or other obligations of the Company or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of the Company or any Subsidiary, except as disclosed on Schedule 3.01.
          SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. The Loan Documents have been duly executed and delivered by the Loan Parties and constitute a legal, valid and binding obligation of the Loan Parties party thereto, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any material applicable law or material regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any material asset of any Loan Party.
          SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended March 31, 2006 reported on by Deloitte & Touche LLP independent public accountants and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended December 31, 2006, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.
          (b) Since March 31, 2006, there has been no material adverse change in the business, assets, properties or financial condition of the Company and its Subsidiaries, taken as a whole.
          SECTION 3.05. Properties. (a) Each of the Company and its Subsidiaries has title in fee simple to, or valid leasehold interests in, all its material real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. There are no Liens on any of the material real or personal properties of the Company or any Subsidiary except for Liens permitted by Section 6.02.

          (b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business, and, to the knowledge of any Borrower, the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions. There are no labor controversies pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve this Agreement or the Transactions.
          (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
          SECTION 3.07. Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.08. Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          SECTION 3.09. Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all material Tax returns and material reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.11. Disclosure. The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information (excluding any financial projections, pro forma financial information or projected industry data) furnished by or on behalf of the Company to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole and when taken together with the Company’s SEC filings, contains as of the date of such statement, information, document or certificate was so furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. The projected industry data concerning the Company and the Subsidiaries or the transactions contemplated hereby was derived from sources believed by Company to be reasonably reliable.
          SECTION 3.12. Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
          SECTION 3.13. No Default. No Default or Event of Default has occurred and is continuing.
          SECTION 3.14. Dutch Financial Supervision Act. To the extent the Dutch Borrower would qualify as a credit institution (kredietinstelling) under the Dutch Financial Supervision Act, it is in compliance therewith.
ARTICLE IV
Conditions
          SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
          (a) The Administrative Agent (or its counsel) shall have received from (i) each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission in accordance with Section 9.01(b) of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) each initial Subsidiary Guarantor either (A) a counterpart of the Subsidiary Guaranty signed on behalf of such Subsidiary Guarantor or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission in accordance with Section 9.01(b) of a signed signature page of the Subsidiary Guaranty) that such Subsidiary Guarantor has signed a counterpart of the Subsidiary Guaranty.
          (b) The Administrative Agent shall have received the executed legal opinions of Skadden, Arps, Slate, Meagher & Flom LLP, special U.S. counsel to the Loan Parties substantially in the form of Exhibit B-1, from Kristin Kolesar, Esq. or Roger Foster, Esq., corporate counsels to the Company covering the matters set forth in Exhibit B-2, from Allen & Overy LLP, special Dutch counsel to the Loan Parties substantially in the form of Exhibit B-3, and covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request. The Company hereby requests such counsel to deliver such opinion.
          (c) The Lenders shall have received (i) audited consolidated financial statements of the Company for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, (ii) unaudited interim consolidated financial statements of the Company for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available and (iii) financial statement projections (reasonably satisfactory to the Administrative Agent) through and including the Company’s 2012 fiscal year (pro forma for recent acquisitions), together with such information as the Administrative Agent and the Lenders shall reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections).
          (d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.
          (e) The Administrative Agent shall have received from the Dutch Borrower a confirmation by an authorized signatory of the Dutch Borrower that there is no central works council (centrale ondernemingsraad) or works council (ondernemingsraad) with jurisdiction over the transactions as envisaged by this Agreement, or, if a (central) works council is established, a confirmation that all consultation obligations in respect of such (central) works council have been complied with and that positive unconditional advice has been obtained, attaching a copy of such advice and a copy of the request for such advice.

          (f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
          (g) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.
The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on the Effective Date (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
          SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
          (a) The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except where any representation and warranty is expressly made as of a specific earlier date, such representation and warranty shall be true in all material respects as of any such earlier date.
          (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
Affirmative Covenants
          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:

          SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent (who shall promptly furnish a copy to each Lender):
          (a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
          (b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
          (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate substantially in the form of Exhibit H executed by a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.07;
          (d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any failure to comply with Section 6.07 (which certificate may be limited to the extent required by accounting rules or guidelines or by such accounting firm’s professional standards and customs of the profession);
          (e) promptly upon receipt thereof, copies of all “management letters” submitted to the Company by the independent public accountants referred to in clause (a) above in connection with each audit made by such accountants;
          (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any

Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;
          (g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; and
          (h) concurrently with the delivery thereof pursuant to the terms of the Senior Notes and the Senior Note Indenture, copies of any compliance certificate delivered thereunder evidencing compliance with the terms and conditions thereof.
Financial statements and other information required to be delivered pursuant to Sections 5.01(a), 5.01(b) and 5.01(f) shall be deemed to have been delivered if such statements and information shall have been posted by the Company on its website or shall have been posted on Intralinks or similar site to which all of the Lenders have been granted access.
          SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:
          (a) the occurrence of any Default;
          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;
          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and
          (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of the preceding clause (ii), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

          SECTION 5.04. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies or through self-insurance, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
          SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP, if applicable, or (in the case of a Subsidiary that is not a Domestic Subsidiary) other local accounting standards, if applicable, and requirements of applicable law are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and use commercially reasonable efforts to make its independent accountants available to discuss the affairs, finances and condition of the Borrowers, all at such reasonable times and as often as reasonably requested; provided, that (i) the Lenders will conduct such requests for visits and inspections through the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, such visits and inspections can occur no more frequently than once per year.
          SECTION 5.07. Compliance with Laws; Compliance with Agreements. The Company will, and will cause each of its Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only to finance the working capital needs, and for general corporate purposes (including refinancing of existing Indebtedness and investments), of the Company and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

          SECTION 5.09. Subsidiary Guaranty. As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after any Person becomes (or is designated as) a Material Domestic Subsidiary or a Required Domestic Subsidiary (other than a Restricted Subsidiary or a Receivables Entity), the Company shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Subsidiary to deliver to the Administrative Agent a Subsidiary Guaranty in the form of Exhibit F pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, and such Subsidiary Guaranty to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
ARTICLE VI
Negative Covenants
          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:
          SECTION 6.01. Subsidiary Indebtedness. The Company will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:
          (a) Indebtedness created under the Loan Documents;
          (b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals, amendments, restatements, refinancings and replacements of any such Indebtedness with Indebtedness that does not increase the outstanding principal amount thereof;
          (c) Indebtedness of (i) any Loan Party to any other Loan Party, (ii) any Subsidiary to any Loan Party and (iii) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party;
          (d) Guarantees by any Subsidiary of Indebtedness of the Company or any other Subsidiary, all to the extent permitted by this Section 6.01;
          (e) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals, amendments, restatements, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness (other than a refinancing permitted above in this clause (e)) is incurred prior to or within one hundred and eighty (180) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $50,000,000 at any time outstanding;
          (f) Indebtedness of any Subsidiary as an account party in respect of trade letters of credit;
          (g) Indebtedness incurred pursuant to Permitted Receivables Facilities; provided that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $250,000,000 at any time outstanding;
          (h) Guarantee obligations of any Subsidiary Guarantor in respect of the Senior Notes;
          (i) Indebtedness of Subsidiaries which are not Subsidiary Guarantors (including Guarantee Obligations) in an aggregate amount not exceeding an amount equal to 10% of Consolidated Total Assets (or the foreign equivalent thereof) at any time outstanding;
          (j) Indebtedness under Swap Agreements entered into in the ordinary course of business and not for speculative purposes;
          (k) Indebtedness in respect of bid, performance, surety, appeal or replevin bonds issued in the ordinary course of business, including guarantees or obligations of any Subsidiary with respect to letters of credit supporting such obligation, in each case, not in connection with Indebtedness for money borrowed;
          (l) Indebtedness in respect of judgments or awards not deemed to be a default under Section 7(k);
          (m) Indebtedness consisting of customary purchase price adjustments, earn-outs, indemnification obligations and similar items incurred in connection with acquisitions and asset sales not restricted by Section 6.03;
          (n) (i) Indebtedness of a Person existing at the time such Person becomes a Subsidiary and not created in contemplation thereof; provided, that after giving effect to the acquisition of such Person, the Company would be in compliance on a Pro Forma Basis with each of the covenants set forth in Section 6.07 (giving effect, if necessary, to the increase in the permitted maximum Consolidated Leverage Ratio in connection with a Material Acquisition set forth in Section 6.07(b) on the date of such Acquisition) and (ii) any refinancings, refundings, renewals, replacements or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof or the addition of any obligors thereunder other than the Person so acquired);
          (o) Indebtedness of any of the Company’s Subsidiaries in an aggregate amount not to exceed the foreign currency equivalent of $10,000,000 in respect of letters of credit denominated in currencies other than Dollars;

          (p) Indebtedness in the form of loans and advances to employees, and the guarantees of loans and advances to employees, in an aggregate amount not to exceed $5,000,000 at any one time outstanding;
          (q) Indebtedness under the Credit Agreement, dated as of July 24, 2006, by and among the Company, the lenders party thereto and JPMorgan Chase Bank, National Association as administrative agent, as amended, restated, supplemented and otherwise modified from time to time; and
          (r) additional Indebtedness of any of the Subsidiary Guarantors so long as no Event of Default has occurred and is continuing or would arise after giving effect thereto and the Company and the Subsidiaries are in compliance on a Pro Forma Basis (giving effect, if necessary, to the increase in the permitted maximum Consolidated Leverage Ratio in connection with a Material Acquisition set forth in Section 6.07(b) on the date of such Acquisition) with the covenants contained in Section 6.07.
          SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
          (a) Permitted Encumbrances;
          (b) any Lien on any Property of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other Property of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (c) any Lien existing on any Property prior to the acquisition thereof by the Company or any Subsidiary or existing on any Property of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other Property of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (d) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby (other than refinancing Indebtedness permitted by clause (e) of Section 6.01) are incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other Property of the Company or any Subsidiary;
          (e) rights of setoff and similar arrangements and Liens in favor of depository and securities intermediaries to secure customary fees and similar amounts related to bank accounts or securities accounts;
          (f) Liens in connection with or to secure Indebtedness arising under Permitted Receivables Facilities;
          (g) Liens on assets of a Subsidiary which is not a Subsidiary Guarantor securing Indebtedness of such Subsidiary pursuant to Section 6.01(i);
          (h) Liens on “earnest money” or similar deposits in connection with acquisitions not restricted by Section 6.03;
          (i) Liens on cash and cash equivalents securing Indebtedness permitted by Section 6.01(o);
          (j) Liens in connection with Indebtedness permitted by Section 6.01(n); and
          (k) Liens not otherwise permitted by this Section 6.02 so long as the aggregate outstanding principal amount of the obligations secured thereby subject to such Liens does not exceed 10% of Consolidated Total Assets at any time outstanding.
          SECTION 6.03. Fundamental Changes. (a) The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing:
     (i) the Company may enter into and consummate Permitted Acquisitions;
     (ii) any Person may merge with or into or consolidate with a Loan Party (other than a Borrower), or such Loan Party (other than a Borrower) may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all of substantially all of its Property to such Person, in a transaction in which (a) the surviving entity is such Loan Party or (b) if the surviving entity will not be the Loan Party, simultaneously with such transaction, the Person formed by such consolidation or into which such Loan Party is merged, or the Person which acquires by sale, lease, transfer or other disposition all or substantially all of such Loan Party’s Property shall, if such Subsidiary is a Required Domestic Subsidiary or a Material Domestic Subsidiary, become a Subsidiary Guarantor and the Company shall comply with Section 5.09 in connection therewith (it being understood and agreed that a Loan Party shall not be merged with, and shall not dispose all or substantially all of its Property to, a Person organized in a jurisdiction located outside of the United States of America);

     (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Company or to another Loan Party;
     (iv) the Company or any Subsidiary may sell Receivables under Permitted Receivables Facilities (subject to the limitation that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $250,000,000);
     (v) any Subsidiary may liquidate or dissolve, or the Company or any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of the Equity Interests of any of its Subsidiaries, if the Company or such Subsidiary, as applicable, determines in good faith that such liquidation or dissolution is in the best interests of the Company and its Subsidiaries, considered as a whole, and is not materially disadvantageous to the Lenders; and
     (vi) any Subsidiary that is not a Subsidiary Guarantor may merge with or into or consolidate with any other Subsidiary that is not a Subsidiary Guarantor or any other Person that will become a Subsidiary following such transaction, and may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any or all of its Property (upon voluntary liquidation or otherwise) to any other Subsidiary or any other Person that will become a Subsidiary following such transaction.
          (b) The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related, ancillary or complementary thereto and reasonable extensions thereof.
          SECTION 6.04. Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock or options to purchase common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for present or former management or employees of the Company and its Subsidiaries, (d) the Company may pay cash dividends on its common stock in an amount not to exceed $0.06 per share in any fiscal quarter (as adjusted so that the aggregate amount payable pursuant to this clause (d) is not increased or decreased solely as a result of any stock-split, stock dividend or similar reclassification) plus the payment of pro rata dividends on shares subject to issuance pursuant to outstanding options for each fiscal quarter thereafter; and (e) the Company may make any other Restricted Payment; provided that the Company may only make the Restricted Payments permitted under the foregoing clauses (c), (d) and (e) so long as (i) no Event of Default has occurred and is continuing or would arise after giving effect thereto and the Company and the Subsidiaries are in compliance on a Pro Forma Basis (giving effect, if necessary, to the increase in the permitted maximum Consolidated Leverage Ratio in connection with a Material Acquisition set forth in Section 6.07(b) on the date of such Acquisition), both before and immediately after giving effect to such Restricted Payment with the covenants contained in Section 6.07 and the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Company to such effect, together with all relevant financial information reasonably requested by the Administrative Agent and (ii) such Restricted Payment is then not restricted under the Senior Note Indenture.
          SECTION 6.05. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its Subsidiaries not involving any other Affiliate, (c) pay reasonable and customary fees to and the provision of indemnity on behalf of, directors, officers, employees or members of the Boards of Directors of the Company or such Subsidiary, (d) make loans and advances to employees in the ordinary course of business, (e) make Restricted Payments permitted under Section 6.04, (f) employment arrangements entered into in the ordinary course of business with officers of the Company or its Subsidiaries, and (g) the transactions set forth in Schedule 6.05.
          SECTION 6.06. Changes in Fiscal Year. The Company will not, nor will it permit any of its Subsidiaries to, change its fiscal year from the basis in effect on the Effective Date.
          SECTION 6.07. Financial Covenants.
          (a) Minimum Consolidated Interest Coverage Ratio. The Company will not permit the Consolidated Interest Coverage Ratio, determined as of the end of each of its fiscal quarters for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, to be less than 3.0 to 1.0.
          (b) Maximum Consolidated Leverage Ratio. The Company will not permit the Consolidated Leverage Ratio, determined as of the end of each of its fiscal quarters ending for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, to be greater than 3.5 to 1.0; provided that if the Company has consummated a Material Acquisition and at the end of the fiscal quarter in which such Material Acquisition was consummated (such quarter, the “Trigger Quarter”) the Consolidated Leverage Ratio is (or, if calculated on a Pro Forma Basis, would be) greater than 3.5 to 1.0, then the Consolidated Leverage Ratio may be greater than 3.5 to 1.0 but less than or equal to 4.5 to 1.0 for the Trigger Quarter and for the seven (7) fiscal quarters immediately following the Trigger Quarter (such eight-quarter period, the “Covenant Holiday”); provided, further, that in the event the Company consummates another Material Acquisition during the Covenant Holiday, such subsequent Material Acquisition will not give rise to another Trigger Quarter and Covenant Holiday unless the Company’s Consolidated Leverage Ratio prior to such subsequent Material Acquisition shall have been reduced back down to 3.5 to 1.0 or less for at least one fiscal quarter. Notwithstanding anything contained in this Section to the contrary, the Company will not permit the Consolidated Leverage Ratio to be greater than 4.0 to 1.0 for the final two (2) fiscal quarters prior to the Term Loan Maturity Date.
          SECTION 6.08. Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by this Agreement, (ii) restrictions and conditions existing on the date hereof (but shall apply to any extension or renewal of, or any amendment or modification, in each case, which expands the scope of, any such restriction or condition), (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any of its assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets that is to be sold and such sale is not prohibited hereunder, (iv) customary restrictions and conditions contained in agreements relating to a Permitted Receivables Facility or the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is not prohibited hereunder, (v) agreements binding on a Subsidiary at the time such Subsidiary becomes a Subsidiary of the Company, (vi) restrictions set forth in Indebtedness of a Subsidiary that is not a Subsidiary Guarantor which is permitted by this Agreement, (vii) agreements that are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures, (vii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (viii) customary provisions in leases, subleases, licenses, sublicenses or permits so long as such restrictions relate only to the property subject thereto, (ix) customary provisions in leases restricting the assignment or subletting thereof, (x) customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business or otherwise permitted hereunder, (xi) restrictions or conditions on Liens set forth in any Indebtedness permitted by this Agreement but solely to the extent any such restrictions or conditions expressly permit Liens for the benefit of the Lenders with respect to credit facilities established under this Agreement and the Obligations under the Loan Documents, and other similar senior credit facilities and related obligations, in each case on a senior basis and (xii) restrictions or conditions set forth in that certain Credit Agreement dated as of July 24, 2006 among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, National Association as administrative agent, as such agreement may be amended, restated, or otherwise modified from time to time.
ARTICLE VII
Events of Default
          If any of the following events (“Events of Default”) shall occur and be continuing:
          (a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

          (b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;
          (c) any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
          (d) (i) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to any Borrower’s existence), 5.08 or 5.09, in Article VI or Article X or (ii) any Loan Document shall for any reason not be or shall cease to be in full force and effect (other than by reason of the express release thereof pursuant to Section 9.14) or is declared to be null and void, or the Company or any Subsidiary Guarantor takes any action for the purpose of terminating, repudiating or rescinding any Loan Document or any of its obligations thereunder;
          (e) any Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);
          (f) any Borrower or any Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, or if a grace period shall be applicable to such payment under the agreement or instrument under which such Indebtedness was created, beyond such applicable grace period;
          (g) any event or condition occurs that results in any Material Indebtedness of any Borrower or any Material Subsidiary becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but, after giving effect to any applicable grace period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any

Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
          (i) any Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
          (j) any Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
          (k) one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of the greater of (x) $40,000,000 and (y) 10% of Consolidated EBITDA for the four (4) most recently ended fiscal quarters of the Company, which is not fully covered by insurance as to which the relevant insurance company has acknowledged coverage, shall be rendered against any Borrower, any Material Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or any Subsidiary to enforce any such judgment;
          (l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect or in the imposition of a Lien or security interest on any assets of the Company or any Subsidiary under Sections 401(a)(29) or 412(n) of the Code or under Section 4068 of ERISA; or
          (m) a Change in Control shall occur;
then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
ARTICLE VIII
The Administrative Agent
          (a) Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
          (b) The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
          (c) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own bad faith, gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this

Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          (d) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts in the absence of gross negligence or willful misconduct.
          (e) The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          (f) Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company and (unless an Event of Default shall have occurred and be continuing) with the consent of the Company (which consent of the Company shall not be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent from among the Lenders which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring

Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
          (g) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
          (h) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or ceases to be required to be a Subsidiary Guarantor pursuant to the terms hereof. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this paragraph. In each case as specified herein, the Administrative Agent will, at the Company’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty in accordance with the terms of the Loan Documents and this paragraph.
          (i) None of the Lenders, if any, identified in this Agreement as a Syndication Agent or Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Co-Documentation Agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.
ARTICLE IX
Miscellaneous
          SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or other electronic communications (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or transmission by electronic communication, as follows:

     (i) if to any Borrower, to it c/o Mylan Laboratories Inc. at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317, Attention of Chief Financial Officer (Telecopy No. (724) 514-1871; Telephone No. (724) 514 1800); with a copy to Treasurer and (in the case of a notice of a Default) to Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, Attention of James Douglas, Esq. (Telecopy No. (212) 735-2000));
     (ii) if to the Administrative Agent, to (A) in the case of Borrowings by the Company denominated in Dollars, JPMorgan Chase Bank, National Association, Loan and Agency Services Group, 10 South Dearborn, 19th Floor, Chicago, Illinois 60603, Attention of Mi Y Kim (Telecopy No. (312) 385-7098) and (B) in the case of Borrowings by the Dutch Borrower or denominated in Agreed Currencies other than Dollars, JPMorgan Europe Limited, 125 London Wall, London EC2Y 5AJ, Attention of Belinda Lucas (Telecopy No. 011-44207-777-2360), and in each case with a copy to JPMorgan Chase Bank, National Association, 277 Park Avenue, New York, New York 10172, Attention of James P. Minton (Telecopy No. (646) 534-3081);
     (iii) if to the Issuing Bank, to it at JPMorgan Chase Bank, National Association, Loan and Agency Services Group, 10 South Dearborn, 19th Floor, Chicago, Illinois 60603, Attention of Mi Y Kim (Telecopy No. (312) 385-7098), with a copy to JPMorgan Chase Bank, National Association, 277 Park Avenue, New York, New York 10172, Attention of James P. Minton (Telecopy No. (646) 534-3081);
     (iv) if to the Swingline Lender, to it at JPMorgan Chase Bank, National Association, Loan and Agency Services Group, 10 South Dearborn, 19th Floor, Chicago, Illinois 60603, Attention of Mi Y Kim (Telecopy No. (312) 385-7098), with a copy to JPMorgan Chase Bank, National Association, 277 Park Avenue, New York, New York 10172, Attention of James P. Minton (Telecopy No. (646) 534-3081); and
     (v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          (c) Any party hereto may change its address, electronic mail address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of delivery, or three Business Days after being deposited in the mail, postage prepaid.

          SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender, (vi) release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty, without the written consent of each Lender or (vii) release the Company from the Company Guaranty, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.
Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Credit Exposures and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
          SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) Each Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of one counsel for the Administrative Agent, and one additional counsel (and appropriate local counsel) for the Issuing Bank and the Lenders, collectively, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
          (b) Each Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such or any other Indemnitee.
          (c) To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s

Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
          (d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (e) All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.
          SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
     (A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
     (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and
     (C) the Issuing Bank; provided that no consent of any Issuing Bank shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

     (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that (1) no such consent of the Company shall be required if an Event of Default has occurred and is continuing and (2) no assignment (including to a Lender or an Affiliate of a Lender or an Approved Fund) shall be in an amount of less than €50,000 (or the Equivalent Amount thereof in Dollars);
     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
     (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
          For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section

9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Company, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.17(e) as though it were a Lender.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (e) Notwithstanding any other provision of this Agreement, no Lender will assign its rights and obligations under this Agreement, or sell participations in its rights and/or obligations under this Agreement, to any Person who is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation or (ii) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar executive orders.
          SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
          SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
          (b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

          (c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. The Dutch Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment. Said designation and appointment shall be irrevocable by the Dutch Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by the Dutch Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof. The Dutch Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) the Dutch Borrower to the address of which the Dutch Borrower shall have given written notice to the Administrative Agent (with a copy thereof to the Company). The Dutch Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon the Dutch Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to the Dutch Borrower. To the extent the Dutch Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), the Dutch Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors solely for the purpose of, or otherwise directly in connection with this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, however, that, to the extent permitted by law, the Company has been notified prior to such disclosure so that the Company may seek, at the Company’s sole expense, a protective order or other appropriate remedy), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder (provided, however, to the extent permitted by law, the Company is notified prior to such disclosure so that the Company may seek, at the Company’s sole expense, a protective order or other appropriate remedy), (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or to the knowledge of such disclosing person, as a result of a breach of a confidentiality agreement with any other Person or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company.
          SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.
          SECTION 9.14. Release of Guarantors. Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Company in connection with any Disposition of Property not prohibited by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Swap Agreement) take such actions as shall be required to release any Subsidiary Guarantor from its obligations under any Loan Document, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents. Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Swap Agreement) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Company, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Swap Agreement) take such actions as shall be required to release any Subsidiary Guarantor from its obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Swap Agreements.
ARTICLE X
Company Guarantee
          In order to induce the Lenders to extend credit to the Dutch Borrower hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of the Dutch Borrower. The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.
          The Company waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Obligations; (g) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Obligations, for any reason related to this Agreement, any Swap Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower or any other guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.
          The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, the Issuing Bank or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, the Issuing Bank or any Lender in favor of any Borrower or any other Person.
          The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.
          The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Bank or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.
          In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, the Issuing Bank or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent, the Issuing Bank or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, the Issuing Bank or any Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Eurocurrency Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, the Issuing Bank or any Lender, disadvantageous to the Administrative Agent, the Issuing Bank or any Lender in any material respect, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York, Chicago or such other Eurocurrency Payment Office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent, the Issuing Bank and any Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.
          Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such Borrower to the Administrative Agent, the Issuing Bank and the Lenders.
          Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Obligations.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MYLAN LABORATORIES INC.
By:	/s/ Edward J. Borkowski
	Name:	Edward J. Borkowski
	Title:	Chief Financial Officer

Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

TRUST INTERNATIONAL MANAGEMENT (T.I.M.) B.V., as Corporate Managing Director of EURO MYLAN B.V.
By:	/s/ Stefan Boermans
	Name:	Stefan Boermans
	Title:	Attorney in Fact A

By:	/s/ Christiaan Mol
Name: Christiaan Mol
Title: Attorney in Fact B
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, individually as a Lender, as the Swingline Lender, as the Issuing Bank and as Administrative Agent
By:	/s/ Helene Sprung
	Name:	Helene Sprung
	Title:	Senior Vice President
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Syndication Agent
By:	/s/ Michael E. O’Brien
	Name:	Michael E. O’Brien
	Title:	Director

MERRILL LYNCH CAPITAL CORPORATION, individually as a Lender
By:	/s/ John Rowland
	Name:	John Rowland
	Title:	Vice President
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

CITIBANK, N.A., individually as a Lender and as a Co-Documentation Agent
By:	/s/ Mark Floyd
	Name:	Mark Floyd
	Title:	Vice President
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, individually as a Lender and as a Co-Documentation Agent
By:	/s/ Scott Schaffer
	Name:	Scott Schaffer
	Title:	Authorized Signatory
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

PNC BANK, NATIONAL ASSOCIATION, individually as a Lender and as a Co-Documentation Agent
By:	/s/ Thomas A. Majeski
	Name:	Thomas A. Majeski
	Title:	Vice President
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

LASALLE BANK NATIONAL ASSOCIATION, individually as a Lender and as a Co-Documentation Agent
By:	/s/ Philip R. Medsger
	Name:	Philip R. Medsger
	Title:	First Vice President
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

THE BANK OF NEW YORK, as a Lender
By:	/s/ John M. Lokay
	Name:	John M. Lokay, JR.
	Title:	Vice President
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

CITIZENS BANK OF PENNSYLVANIA, as a Lender
By:	/s/ Clifford A. Mull
	Name:	Clifford A. Mull
	Title:	Vice President
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

NATIONAL CITY BANK, as a Lender
By:	/s/ Susan J. Dimmick
	Name:	Susan J. Dimmick
	Title:	Vice President
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

SUNTRUST BANK, as a Lender
By:	/s/ Helen C. Hartz
	Name:	Helen C. Hartz
	Title:	Vice President
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Thomas C. Lillis
	Name:	Thomas C. Lillis
	Title:	Vice President
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

THE BANK OF NOVA SCOTIA, as a Lender
By:	/s/ Richard Hawthorne
	Name:	Richard Hawthorne
	Title:	Director
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

COMMERZBANK AG, NEW YORK AND CAYMAN BRANCHES, as a Lender
By:	/s/ Robert S. Taylor
	Name:	Robert S. Taylor
	Title:	Senior Vice President

By:	/s/ Eric J. Rogowski
	Name:	Eric J. Rogowski
	Title:	Assistant Treasurer
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

FORTIS CAPITAL CORP, as a Lender
By:	/s/ Barbara Nash
	Name:	Barbara Nash
	Title:	Managing Director

By:	/s/ Steven Silverstein
	Name:	Steven Silverstein
	Title:	Vice President
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

FIFTH THIRD BANK, as a Lender
By:	/s/ Jim Janowsky
	Name:	Jim Janowsky
	Title:	Vice President
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

HUNTINGTON NATIONAL BANK, as a Lender
By:	/s/ John M. Luehmann
	Name:	John M. Luehmann
	Title:	Vice President
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

MIZUHO CORPORATE BANK, LTD., as a Lender
By:	/s/ Raymond Ventura
	Name:	Raymond Ventura
	Title:	Deputy General Manager
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Michael P. Dickman
	Name:	Michael P. Dickman
	Title:	Vice President
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Eric M. Del Viscio
	Name:	Eric M. Del Viscio
	Title:	Vice President
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

KBC BANK N.V., as a Lender
By:	/s/ Thomas G. Jackson
	Name:	Thomas G. Jackson
	Title:	First Vice President

By:	/s/ Jean-Pierre Diels
	Name:	Jean-Pierre Diels
	Title:	First Vice President
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

UNION BANK OF CALIFORNIA, N.A., as a Lender
By:	/s/ Michael Tschida
	Name:	Michael Tschida
	Title:	Vice President
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

MAYLAYAN BANKING BERHAD, as a Lender
By:	/s/ Fauzi Zulkifli
	Name:	Fauzi Zulkifli
	Title:	General Manager
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

BANK LEUMI USA, as a Lender
By:	/s/ Joung Hee Hong
	Name:	Joung Hee Hong
	Title:	First Vice President
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

FIRST COMMERCIAL BANK NEW YORK AGENCY, as a Lender
By:	/s/ Helen Tong
	Name:	Helen Tong
	Title:	FVP & Manager
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

HUA NAN COMMERCIAL BANK, LTD. NEW YORK AGENCY, as a Lender
By:	/s/ Te-Chin Wang
	Name:	Te-Chin Wang
	Title:	Assistant Vice President
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

THE NORINCHUKEN BANK, NEW YORK BRANCH, as a Lender
By:	/s/ Kaoru Yamada
	Name:	Kaoru Yamada
	Title:	Joint General Manager
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH, as a Lender
By:	/s/ Jim C. Y. Chen
	Name:	Jim C. Y. Chen
	Title:	V.P. & General Manager
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

TAIPE FUBON COMMERCIAL BANK, NEW YORK AGENCY, as a Lender
By:	/s/ Sophia Jing
	Name:	Sophia Jing
	Title:	VP & General Manager
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

COMERICA BANK, as a Lender
By:	/s/ Erica M. Krzeminski
	Name:	Erica M. Krzeminski
	Title:	Account Officer
Signature Page to Credit and Guarantee Agreement
Mylan Laboratories Inc. and Euro Mylan B.V.
March 2007

SCHEDULE 1.01A
APPLICABLE RATE
     The Applicable Rate means, for any day, with respect to any Eurocurrency Term Loan, Eurocurrency Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread (Term Loans)”, “Eurocurrency Spread (Revolving Loans)” or “Facility Fee Rate”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Eurocurrency	Eurocurrency	Facility
	Spread	Spread	Fee
Leverage Ratio:	(Term Loans)	(Revolving Loans)	Rate
Category 1: ≤ 1.00x	0.50%	0.40%	0.100%
Category 2: > 1.00x but ≤ 2.00x	0.625%	0.50%	0.125%
Category 3: > 2.00x but ≤ 3.00x	0.750%	0.60%	0.150%
Category 4: > 3.00x but ≤ 3.50x	0.875%	0.70%	0.175%
Category 5: > 3.50x but ≤ 4.00x	1.00%	0.80%	0.200%
Category 6: > 4.00x	1.25%	1.00%	0.250%
     For purposes of the foregoing,
     (i) if at any time the Company fails to deliver the Financials on or before the date the Financials are due, Category 6 shall be deemed applicable for the period commencing five (5) Business Days after the required date of delivery and ending on the date which is five (5) Business Days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;
     (ii) except as otherwise provided in clause (iii) below, adjustments, if any, to the Category then in effect shall be effective five (5) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and
     (iii) notwithstanding the foregoing, Category 4 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable Financials for the Company’s fiscal quarter ending on or about March 31, 2007 (unless such Financials demonstrate that Category 5 or 6 should have been applicable during such period, in which case such other Category shall be deemed to be applicable during such period), and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.